                                                                      Exhibit 11

                         PENWEST, LTD. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                                                Quarter Ended                   Nine Months Ended
                                                    May 31                            May 31
                                                    ------                            ------
                                            1995             1994             1995             1994
                                            ----             ----             ----             ----
PRIMARY:
- --------

Net income                               $2,000,000       $1,774,000       $5,910,000       $4,398,000
                                         ==========       ==========       ==========       ==========

Weighted average number of
      shares outstanding                  6,748,542        6,796,525        6,767,475        6,821,169

Net effect of dilutive stock options        209,015          283,829          289,970          274,638
                                         ----------       ----------       ----------       ----------

Adjusted shares outstanding               6,957,557        7,080,354        7,057,445        7,095,807
                                         ==========       ==========       ==========       ==========

Earnings per share                            $0.29            $0.25            $0.84            $0.62
                                              =====            =====            =====            =====